Exhibit 10.1

Exobox Technologies Security Beyond the Enterprise™	2121 Sage Road, Suite 200 Houston, Texas 77056 Phone 713.625.7800 Fax 713.625.7890
April 3, 2010

Mr. Michael S. Studdard, Chairman
Mr. Floyd H. Griffith, Director
Mr. Michael G. Wirtz, Secretary
Exobox Technologies Corp.
2121  Sage Road, Suite 200
Houston, Texas 77056

Gentlemen:

I was brought into Exobox on November 1, 2009 for two main purposes, namely, to revitalize the company and its shareholders and to raise sufficient capital to operate the company in order to build enterprise value.

As I became more involved with the company and doing my own due diligence it became readily clear to me that the company had significant obstacles to raise the needed funds particularly based on the legacy issues that existed related to debt and equity structure.  The acquisition of the oil and gas assets and related aspects to the deal further complicated our task.

As you know, I agreed to serve as CEO and a director for six months in attempt to assist with these specific pressing matters confronting management and the Board.  However, given the recent positive developments regarding the issuance of Exobox’s third patent, I believe we accomplished all that we could for Exobox in these challenging times.  I am disappointed that we were unable to raise the capital required to develop the Secure Environmentalization product line despite our best efforts to secure funding.  Accordingly, I believe the Company no longer needs my continued stewardship as an officer and member of the Board of Directors.

With this letter I hereby resign as President, CEO and Director of Exobox Technologies Corp. effective at 5 p.m. CDT, Saturday, April 3, 2010.  I will support the Board and Management in all possible ways.  Thank you and the other officers and directors for your efforts in helping to support me in my brief tenure.

Sincerely,

/s/ Richard J. Kampa
Richard J. Kampa